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                                                                  EXHIBIT 99.1

[LOGO]        Camden Property Trust and Paragon Group, Inc.
                         Announce Merger Agreement

Houston, TEXAS (December 16, 1996) - Camden Property Trust (NYSE:CPT) and Paragon Group, Inc. (NYSE:PAO) announced today that they have executed a definitive merger agreement pursuant to which Paragon Group, Inc. would be merged with and into a wholly-owned subsidiary of Camden. The merger, which was approved unanimously by both Boards of Directors, will combine Paragon's interest in 16,810 apartment units with Camden's 19,389 units, creating the fourth largest apartment REIT with 36,199 units and total assets in excess of $1.25 billion.

Pursuant to the terms of the agreement, each share of Paragon will be exchanged for .64 shares of Camden. The exchange ratio is based on Camden's closing price on December 4, 1996, of $27.75 per share and $17.75 per share for Paragon. If Camden's stock price falls below $25.67 during a specified time frame as set forth in the merger agreement, Paragon has the right to terminate the agreement, subject to Camden's right to negate such termination right by increasing the exchange ratio so that Paragon's shareholders receive the same aggregate dollar value of Camden stock had Camden's stock price remained at the $25.67 threshold.

The merger has been structured as a tax-free transaction and will be treated as a purchase for accounting purposes. The transaction is expected to be completed by April 1997. The transaction is subject to the approval of shareholders of both companies and customary regulatory and other conditions. PaineWebber Inc. is serving as financial advisor to Camden. Merrill Lynch is serving as financial advisor to Paragon.

In connection with the merger, Camden's Board of Trust Managers will be expanded from five to seven members with the addition of William Cooper and Lewis Levey. Camden's Chairman Richard Campo stated, "We are delighted to have the opportunity to work with two individuals who each bring invaluable depth of real estate experience to our Board."

Mr. Cooper stated, "The multifamily sector is undergoing significant consolidation and the larger, better diversified companies should have access to a lower cost of capital which will lead to increased shareholder value. After carefully reviewing all strategic alternatives, Paragon's management believes that a merger with Camden will maximize long-term shareholder value. We consider Camden's management team to be among the best in the REIT industry. In addition, this strategic merger will allow our shareholders to participate in and benefit from the very powerful trends spurring consolidation in our industry."

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D. Keith Oden, President and Chief Operating Officer of the combined entity, stated, "While the merger will provide Camden a significant presence in six new markets, the companies have pursued very complementary business strategies built around a core market concept. Both companies have proven track records operating, acquiring, developing, and selling multifamily properties. The merger will create a top tier $1.25 billion multifamily REIT with a larger more stable platform for growth by combining higher growth markets in Houston, Dallas, Orlando, Austin and Phoenix with historically stable operations in St. Louis, Louisville, Kansas City, Tampa and Charlotte."

Mr. Campo further stated, "The merger will combine Camden's dynamic and innovative executive and property management organization with one of the industry's most experienced property operations groups in Paragon. The combined companies will operate pursuant to the best practices of each and will be headquartered in Houston, Texas. The merger will also create significant administrative cost savings, approximately $6 million in the first full year of operation, which will have a positive effect on future cash flows. We expect the merger to be immediately accretive to our funds from operations."

For more information, please contact Richard J. Campo or D. Keith Oden at 1-800-9Camden, or locally at (713) 964-3555.